                    UNDERTAKING TO REIMBURSE INDEMNIFICATION COSTS


To the Board of Directors of
Cinergi Pictures Entertainment Inc.



     Cinergi Pictures Entertainment Inc. (the "Corporation"), of which I am Chairman of the Board of Directors, President and Chief Executive Officer, has been served with subpoenas in connection with a grand jury investigation (the "Investigation") of certain federal tax aspects of various transactions involving me and other persons and entities, as well as audits of my personal tax returns and those of certain other persons and entities.

    In connection with the Investigation, certain of the Corporation's officers, directors and employees (each an "Indemnitee" and collectively, the "Indemnitees") may incur certain costs and expenses, including attorney' fees ("Costs"), in connection with the Investigation. Each of the Indemnitees has requested that the Corporation advance Costs as provided in the Corporation's Bylaws and that the Corporation indemnify each Indemnitee with respect to such Costs.

    I agree to reimburse the Corporation for all or some of the Costs advanced and indemnification obligations incurred with respect to the Indemnitees if the Special Committee of the Corporation's Board of Directors, formed in connection with the Investigation and consisting of three outside directors of the Company, determines at any time by a majority vote of said Special Committee members that such reimbursement is appropriate under applicable legal requirements, based on a determination by such Special Committee of an equitable division of such Costs and indemnification obligations.


Dated:  March 5, 1996
                                  //s// Andrew G. Vajna
                                  ---------------------------------

                                     Exhibit 10.54